SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Dow Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May  13th Annual Meeting Approaching

PLEASE VOTE YOUR PROXY TODAY

May 3, 2010

Dear Fellow Stockholders:

By now you should have received proxy materials in connection with the Annual Meeting of Stockholders of The Dow Chemical Company (the “Company”) to be held on May 13, 2010.

We encourage you to take part in the governance of your Company by voting your shares if you have not already done so, and specifically ask for your support in voting FOR all of Dow’s director nominees; as well as FOR the Company’s proposals #2 (ratification of the independent registered public accounting firm) and #3; and AGAINST proposals #4, #5 and #6. Following is a summary of our position regarding proposals #3 through #6.

Proposal #3 – Amendment Regarding Special Stockholder Meetings:

•

This Company-sponsored proposal lowers the threshold required for stockholder-initiated meetings from 50 percent to 25 percent. The Board believes establishing a lower ownership threshold enhances stockholder rights. We ask that you vote FOR this proposal.

Proposal #4 – Stockholder Proposal for Report on Environmental Remediation in Midland Area:

•

Since 2003 the Company, the regulatory agencies, or both have publicly reported the results of over 25,000 soil sediment samples, outcomes of remedial pilot studies, numerous cleanup activities and more. Dow and the regulatory agencies have been, and continue to be, publicly transparent not only about the data being developed, but also the process being undertaken. Dow therefore believes this proposal is unnecessary and duplicative, and would divert Company resources with little benefit to stockholders. Please consider voting AGAINST this proposal.

Proposal #5 – Stockholder proposal on Executive Stock Retention:

•

Dow has stringent stock ownership requirements for our executive officers that are in the top quartile of market practices, and our CEO and senior executives significantly exceed these ownership standards. Moreover, Dow’s long-term stock incentive awards do not provide for accelerated vesting at retirement, resulting in executives holding a significant portion of their compensation value in Dow stock for at least three years after retirement.

•	Because of the strong programs Dow already has in place to align executives’ interest with those of our stockholders, Dow recommends that you vote AGAINST this proposal.

Proposal #6 – Stockholder Proposal on Executive Compensation:

•	Dow believes in pay for performance, which is why over 80 percent of our executive officers’ pay is linked to Company financial or operations goals or personal goals.

•

The compensation committee, comprised entirely of independent directors, establishes and monitors a thorough and transparent performance-based compensation program and stockholders have clear and direct means of providing input on all matters, including executive compensation.

•

Stockholders have alternate and more effective means for relaying specific input on all matters to our Board, our Presiding Director, or the chair of our Compensation and Leadership Development Committee. We therefore ask that you consider voting AGAINST this proposal.

® ™ Trademark of The Dow Chemical Company

Additional information regarding each of these proposals can be found at www.proxy.dow.com.

We recommend you vote your proxy without further delay. Telephone and Internet voting represent the most efficient methods to cast your vote promptly. Alternatively, you may mark, sign, date and return the enclosed proxy or voting instruction form in the postage-paid return envelope provided. Given the proximity of our May 13 meeting date, telephone and Internet voting are recommended. If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-269-6427.

Thank you for your continued support.

Sincerely,

Charles J. Kalil
Executive Vice President
General Counsel and Corporate Secretary